STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

3.	Name of Limited Liability Company: Marlin Texas GP, L.L.C.

4.	The Certificate of Formation of the Limited Liability Company is hereby amended as follows: The name of the Limited Liability Company is changed to “Energy XXI Texas GP, LLC”.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 5th day of April, 2006.

By	Energy XXI Gulf Coast, Inc.,
Sole Member

	By:	/s/ John D. Schiller, Jr.
John D. Schiller, Jr.,
Chief Executive Officer

State  of Delaware
Secretary of State
Division of Corporations
Delivered 02:04 PM 04/05/2006
FILED 01:45  PM 04/05/2006
SRV 060321185  - 3727495 FILE